Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of MYnd Analytics, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 11, 2018, with respect to our audit of the consolidated financial statements of MYnd Analytics, Inc. as of September 30, 2018 and 2017 and for the years then ended appearing in the Annual Report on Form 10-K of MYnd Analytics, Inc. for the year ended September 30, 2018.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

December 14, 2018